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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 8-K/A


                                 CURRENT REPORT
                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):  APRIL 30, 1998


                                  EXCITE, INC.
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             (Exact name of Registrant as specified in its charter)


                                   CALIFORNIA
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                 (State or other jurisdiction of incorporation)



         0-28064                                        77-0378215
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       (Commission                                    (IRS Employer
       File Number)                                  Identification No.)


    555 Broadway, Redwood City, CA                                     94063
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(Address of principal executive offices)                            (Zip Code)


                                 (650) 568-6000
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              (Registrant's telephone number, including area code)

                                 NOT APPLICABLE
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          (Former name or former address, if changed since last report)



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         Item 5 of the Company's Current Report on Form 8-K originally filed on
May 19, 1998 is amended to read as follows:

         The undersigned registrant hereby reports the following items related to the Registrant's results of operations subsequent to its acquisition of Classifieds2000, Inc. ("Classifieds2000") on April 1, 1998, as set forth below and in the pages attached hereto:

ITEM 5:  OTHER EVENTS

         The Company's revenues and net loss for the 30-day period ended April 30, 1998 were $7.4 million and $21.5 million, respectively. The basic and diluted net loss per share for the 30-day period ended April 30, 1998 was $(0.92) The net loss includes nonrecurring charges of $16.2 million related to the write-off of in-process technology associated with the acquisition of certain assets in April 1998.

         In April 1998, the Company and Netscape entered into a two-year agreement (the "Netcenter Agreement") with respect to Netscape's recently announced "Netcenter" online service. Under the Netcenter Agreement, the Company will, among other things, provide, host and sell advertising for certain co-branded content channels, a co-branded Web search service and a co-branded Web directory service to be offered on Netscape's Netcenter online service (collectively the "Co-Branded Services"). In addition, the Company's Classifieds2000 service will be featured as the provider of classified advertising (excluding career and job posting classified ads) for the Netcenter service. The Company will also be featured as a "premier provider" on the "Net Search" page of Netscape's Web site and will also be similarly featured on the Netcenter "Netcenter Widget" tool. The Company will be responsible for advertising sales for, and will pay to Netscape a percentage of advertising revenues generated from, the Co-Branded Services, and will also be required to make payments based upon the amount of traffic generated from the Net Search page and the Netcenter Widget tool. The Company has paid $50.0 million and will pay an additional $20.0 million by June 30, 1998 as a prepayment of its obligations under the Netcenter Agreement (the "Cash Payment"). No amounts will be paid to Netscape until such time as the amount of revenues generated by Co-Branded Services which would be payable to Netscape thereunder equals the portion of the Cash Payment attributable to traffic and royalty payments under the Netcenter Agreement. In addition, the Company has issued a warrant to Netscape to purchase 423,079 shares of the Company's Common Stock at an exercise price of approximately $59.09 per share and a second warrant to purchase shares of the Company's Common Stock at an aggregate exercise price of up to $25.0 million, subject to reduction to $10.0 million in certain circumstances. The fair value of the first warrant and the aggregate $10.0 million exercise price of the second warrant that is not subject to contingencies was estimated to be $16.1 million.

         In April 1998 the Company capitalized $29.3 million as Prepaid Distribution Fees and charged $56.8 million to operations as a non-recoverable portion of the prepayment to Netscape. The Company had previously concluded that there was no reasonable basis to assume a probable recovery of the value of the prepayment and warrants issued to Netscape. Specifically, the Company had developed a valuation model to calculate the anticipated incremental net revenues that would be earned from the Netcenter Agreement over its term of two years. This model determined that an amount of $56.8 million was not expected to be recovered from anticipated future revenue streams.

         After discussions with the Staff of the Securities and Exchange Commission (the "SEC"), the Company has revised the original accounting for this transaction and increased the fair value of the warrants issued in this transaction by $3.8 million. The total consideration of $89.9 million has been capitalized as Prepaid Netscape Distribution Fees and Trademarks. The amount capitalized represents the amount of the sum of the prepayments ($70.0 million) and the independent valuation of the warrants issued ($19.9 million) from the Netcenter Agreement. The $89.9 million, representing the combined value of marketing and distribution rights, trademarks and other exclusivities, which extend over the term of the Netcenter Agreement, will be recognized ratably over the term of the agreement as distribution services are received, commencing with the launch of the service in June, 1998.

         As a result of the revised orignial accouting for the Netcenter Agreement, the Company has made an adjustment to decrease the amount previously expensed as distribution license fees and data acquisition costs during the 30-day period ended April 30, 1998. The effect of this reallocation on the Company's previously reported net loss and basic and diluted net loss per share is as follows (in thousands, except per share data; unaudited):



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
                                                     30-DAY PERIOD ENDED
STATEMENT OF OPERATIONS:                                APRIL 30, 1998
                                              ----------------------------------
                                               AS REPORTED            RESTATED
                                              -------------         ------------
Net loss                                      $     (78,360)        $    (21,528)
                                              =============           ==========
Basic and diluted net loss per share          $       (3.43)          $    (0.92)
                                              =============           ==========

         Also in April 1998, the Company acquired certain assets, including in-process technology of approximately $16.2 million that was expensed in April, for a total purchase price of approximately $16.5 million in a transaction accounted for as an asset purchase. In connection with this acquisition, the Company issued approximately 165,000 shares of Common Stock, assumed options and warrants to purchase approximately 159,000 shares of Common Stock, assumed net liabilities of approximately $540,000 and incurred approximately $175,000 in merger-related expenses primarily for legal and other professional fees.

         On April 1, 1998, the Company acquired Classifieds2000 in a transaction accounted for as a pooling of interests. The revenue and net loss amounts set forth above include 30 days of combined operations of Excite and Classifieds2000. This information is reported for purposes of complying with the Securities and Exchange Commission's Accounting Series Release 135. The amounts set forth above are not necessarily indicative of the results of operations for the Company's quarter ending June 30, 1998 or for the fiscal year ending December 31, 1998.



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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this Amendment to be signed on its behalf by the undersigned thereunto duly authorized.


                                        EXCITE, INC.




Date:  October 19, 1998                 By: /s/ Robert C. Hood
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                                            Robert C. Hood
                                            Executive Vice President,
                                            Chief Administrative Officer and
                                            Chief Financial Officer













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